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Exhibit 3.8


                  Resolution Adopted by the Board of Directors
                       Northwestern Steel & Wire Company



          WHEREAS, the Board of Directors deems it necessary and appropriate to amend the By-laws to provide for a total of nine directors; and

          WHEREAS, Article XIII of the Company's By-laws authorizes the Board of Directors to amend certain sections of the By-laws, including Article III,
     Section 2 of the By-laws.

          NOW, THEREFORE, BE IT RESOLVED, that, effective on February 18, 1999, the first sentence of Section 2 of Article III of the Company's By-laws is hereby amended and restated in its entirety as follows:

               "The number of directors of the Corporation shall be at least seven (7) but shall be no more than fifteen (15), such number to be determined by resolution of the Board of Directors of the Corporation."

          RESOLVED, that pursuant to the Company's By-laws, as amended above, the Board of Directors, effective on February 18, 1999, hereby sets the number of Directors to serve on the Company's Board to nine.